EXHIBIT 10.1

TELEPHONE AND DATA SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated, Effective January 1, 2009)

TELEPHONE AND DATA SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated, Effective January 1, 2009)

TABLE OF CONTENTS

i

TELEPHONE AND DATA SYSTEMS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated, Effective January 1, 2009)

SECTION 1

INTRODUCTION

1.1           Title and Purpose.  The title of this Plan is the “Telephone and Data Systems, Inc. Supplemental Executive Retirement Plan”.  This Plan was established by Telephone and Data Systems, Inc. (the “Company”), effective January 1, 1994.  This Plan has been amended from time to time, including most recently an Amendment and Restatement approved by resolution adopted by the Board of Directors of the Company on November 2, 2006.  Pursuant to the power reserved by the Company in Section 6.1, this Plan is hereby amended and restated again, effective January 1, 2009, to comply with the final Treasury Regulations issued on April 17, 2007 for Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as enacted by the American Jobs Creation Act of 2004.

The purpose of this Plan has been to supplement the benefits under the Telephone and Data Systems, Inc. Employees’ Pension Trust I (the “TDS Target Plan”), the Telephone and Data Systems, Inc. Wireless Companies’ Pension Plan (the “TDS Wireless Plan”) and, effective January 1, 2001, the Telephone and Data Systems, Inc. Pension Plan (the “TDS Successor Pension Plan”), the successor to the TDS Wireless Plan into which the TDS Target Plan was merged (all of such Plans being referred to herein as “TDS Pension Plans”), each of which is intended to operate as a “qualified” plan as defined under §401(a) of the Code.  Qualified plans must comply with §401(a)(17) of the Code, which limits the annual compensation of each employee which can be taken into account under a qualified plan.  This Plan was established to replace the Code mandated reduction of benefits caused by the limitation on annual employee compensation to be considered under §401(a)(17) of the Code for eligible employees participating in any TDS Pension Plan.  Additionally, the TDS Successor Pension Plan does not include in its definition of compensation for determining benefits any Participant’s compensation earned in the Plan Year but deferred under a Nonqualified Deferred Compensation Plan.  This Plan provides a benefit to replace the reduction in benefits which occurs under the TDS Successor Pension Plan because compensation earned in the Plan Year but deferred under a Nonqualified Deferred Compensation Plan is not included in the definition of compensation under the TDS Successor Pension Plan.  This Plan provides a benefit to replace the reduction in benefits which occurs under the TDS Successor Pension Plan because certain highly compensated participants have their target pension contributions reduced to enable the TDS Successor Pension Plan to satisfy the nondiscrimination of benefits requirements in Section 401(a)(4) of the Code, including the general nondiscrimination test under the related Treasury Regulations.  Finally, the target pension contributions under the TDS Successor Pension Plan are based on a rate of pay instead of total compensation as used for money purchase contributions under such Plan.  This Plan provides a benefit to replace the reduction in benefits which occurs under the TDS Successor Pension Plan because the target pension contributions are based on a rate of pay and not total pay.  This Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.2           Definitions.  All capitalized terms used herein shall have the meanings set forth below, except as otherwise provided in the preamble to or text of this Plan:

(a)           “Beneficiary” means the beneficiary designated by the Participant or otherwise entitled to payment of benefits hereunder.  If no separate designation is made by a Participant under this Plan, the Beneficiary shall be his beneficiary under the TDS Pension Plan in which the Participant was most recently participating.

(b)           “Benefits Department” means the employee benefits department of the Company, located at 8401 Greenway Boulevard, Post Office Box 628010, Middleton, Wisconsin 53562-8010.

(c)           “Board Appointed Officer” means any employee who has been appointed as an officer of the Company, Telecom or USCC by the Board of Directors of such respective Employer.

(d)           “Cause” means (i) the continued failure by a Participant to substantially perform the Participant’s duties with the Company or an Employer, or (ii) the willful engaging by the Participant in conduct which is clearly injurious to the Company or any of its respective affiliates, monetarily or otherwise.  For purposes of clause (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith or without reasonable belief that such act, or failure to act, was in the best interest of the Company or an Employer.

(e)           “Committee” means the Investment Management Committee of the TDS Successor Pension Plan, which shall administer the Plan.

(f)            “Effective Date” means the effective date of this Plan restatement which shall be January 1, 2009.

(g)           “Employer”  means the Company, Telecom and USCC and any other entity that participates in the TDS Successor Pension Plan and adopts this Plan pursuant to Section 4.6.

(h)           “Nonqualified Deferred Compensation Plan” means any plan or agreement, other than the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan or any other tax-qualified plan maintained by an Employer, which is sponsored, maintained or entered into by the Company, Telecom, USCC or any other Employer and which allows employees of any such Employer to defer compensation.

(i)            “Participant” means any employee who meets the eligibility for participation requirements set forth in Section 2.1.

(j)            “Plan” means this Telephone and Data Systems, Inc. Supplemental Executive Retirement Plan, as from time to time amended.

(k)           “Plan Year” means the calendar year.

(l)            “Separation from Service” means a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder).  Notwithstanding any other provision herein, “affiliate” for purposes of determining whether a Participant has incurred a “Separation from Service” shall be defined to include all entities that would be treated as part of the group of entities comprising the Employers under Section 414(b) and (c) of the Code and accompanying regulations, but substituting a 50% ownership level for the 80% ownership level set forth therein.

(m)          “TDS Pension Plan” means the TDS Target Plan with respect to a Participant who participates in the TDS Target Plan, the TDS Wireless Plan with respect to a Participant who participates in the TDS Wireless Plan, and effective January 1, 2001, the TDS Successor Pension Plan with respect to a Participant who participates in the TDS Successor Pension Plan.

(n)           “Telecom” means TDS Telecommunications Corporation, a Delaware corporation, and any corporation which shall succeed to the business of such corporation and adopts this Plan pursuant to Section 4.6.

(o)           “USCC” means United States Cellular Corporation, a Delaware corporation, and any corporation which shall succeed to the business of such corporation and adopts this Plan pursuant to Section 4.6.

(p)           “Year of Service” means a Year of Vesting Service as defined in Article 2 of the TDS Successor Pension Plan.

1.3           Gender and Number.  Where the context permits, words in the masculine shall include the feminine and neutral; words in the plural shall include the singular and the singular shall include the plural.

SECTION 2

ELIGIBILITY AND BENEFITS

2.1           Eligibility.  Each employee who was a Participant on December 31, 2008 shall continue to be a Participant, subject to the amended and restated provisions hereof, from and after the Effective Date.  Any other employee who is a Board Appointed Officer on October 1 of a Plan Year shall commence participation in this Plan as of the first day of the following Plan Year.

2.2           Benefits.  If Employer contributions that would otherwise have been made under the provisions of the TDS Successor Pension Plan on behalf of a Participant who is a Board Appointed Officer on the last day of the Plan Year or on the day the Participant terminates employment with his Employer on account of retirement after attainment of his Early Retirement Date or Normal Retirement Date (as defined in the TDS Successor Pension Plan) and who is eligible for a pension contribution under the TDS Successor Pension Plan for such Plan Year are limited in such Plan Year (A) because of §401(a)(17) of the Code or (B) because the Participant’s compensation considered under the TDS Successor Pension Plan does not include part or all of the Participant’s compensation earned in the Plan Year because it is being deferred under a Nonqualified Deferred Compensation Plan or (C) because a target pension contribution made for such Participant under the TDS Successor Pension Plan is based on a rate of pay instead of total compensation (as defined in the following sentence of this Section 2.2) or (D) because the target pension contribution made for such Participant under the TDS Successor Pension Plan had to be reduced to satisfy the nondiscrimination of benefits requirements in Section 401(a)(4) of the Code and related Treasury Regulations, such Employer shall credit to an account for such Participant as of the last day of such Plan Year, for bookkeeping purposes only, an amount equal to the difference between (i) the amount of Employer contributions that would have been allocated to the Participant’s account under the TDS Successor Pension Plan without regard to §401(a)(17) of the Code for such Plan Year, including as compensation for purposes of the TDS Successor Pension Plan all of the Participant’s compensation earned in the Plan Year which was deferred under any Nonqualified Deferred Compensation Plan, and for Participants receiving a target pension contribution, using the definition of compensation as defined in the following sentence of this Section 2.2 and assuming no reduction in contributions is necessary to comply with Section 401(a)(4) of the Code and the related Treasury Regulations and (ii) the amount of Employer contributions actually allocated to the Participant’s account under the TDS Successor Pension Plan for that Plan Year.  When calculating the amount described in part (i) of the first sentence of this Section 2.2 with respect to target pension contributions, a Participant’s compensation shall mean all wages within the meaning of §3401(a) of the Code (for purposes of income tax withholding at the source) paid to such Participant by an Employer while a participant in the TDS Successor Pension Plan during such Plan Year, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, reduced by all reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits and increased by all elective contributions that are made by an Employer on behalf of such Participant that are not includible in gross income under §§125, 132(f), 402(e)(3), 402(h) and 403(b) of the Code; provided, however, all of a Participant’s compensation earned in the Plan Year which was deferred under any Nonqualified Deferred Compensation Plan shall be included in compensation for purposes of part (i) of the first sentence of this Section 2.2.  When calculating the amount described in part (i) of the first sentence of this Section 2.2 with respect to target pension contributions, amounts credited to the account for this Plan and amounts credited to the Employer Contribution Sub-Account, Prior Plan Sub-Account, Employee Contribution Sub-Account, and Disability Contribution Sub-Account for the TDS Successor Pension Plan for such Participant for prior plan years must be considered.  For calculating benefits under this Section 2.2 with respect to target pension contributions for a plan year, the actuarial assumptions and methods in effect during that plan year from the TDS Successor Pension Plan shall be applied.  If any Participant who was credited with an amount to his account under this Section 2.2 for the Plan Year ending December 31, 2000 is an employee of an Employer on December 31, 2001 but is not a Board Appointed Officer, then solely for the purpose of crediting an amount under this Section 2.2 for the Plan Year ending December 31, 2001, such Participant shall be treated as though he was a Board Appointed Officer and be eligible for such benefit.  Except as provided in the preceding sentence, effective for Plan Years beginning on or after January 1, 2001, a Participant who is not a Board Appointed Officer on the last day of a Plan Year or on the day the Participant terminates employment with his Employer on account of retirement after attainment of his Early Retirement Date or Normal Retirement Date (as defined in the TDS

Successor Pension Plan) shall not have any amount credited to his account for such Plan Year but shall have his account adjusted pursuant to Section 2.3.

2.3           Earnings and Other Adjustments.  For bookkeeping purposes only, the account established for each Participant pursuant to Section 2.2 shall be adjusted at the end of each Plan Year to reflect (i) an assumed rate of earnings on all items other than the contributions for the current Plan Year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior Plan Year as quoted by Standard & Poors and (ii) any payments made pursuant to Section 3.

SECTION 3

PAYMENT OF BENEFITS

3.1           Vesting.  (a)  Separation from Service Under Circumstances Entitling the Participant to Distribution of His Full Account.  A Participant shall be entitled to distribution of his entire account balance under the Plan if the Participant has a Separation from Service, without Cause, after either of the following events:

(i)            his attainment of age 65; or

(ii)           his completion of at least ten Years of Service.

(b)           Separation from Service Under Circumstances Resulting in Complete or Partial Forfeiture of the Participant’s Account.  If a Participant has a Separation from Service under circumstances other than those set forth in paragraph (a) above, without Cause, the Participant shall be entitled to distribution of the following percentage of his account balance:

Years of Service	Nonforfeitable Percentage

Less than 1	0%
At least 1, but less than 2	10%
At least 2, but less than 3	20%
At least 3, but less than 4	30%
At least 4, but less than 5	40%
At least 5, but less than 6	50%
At least 6, but less than 7	60%
At least 7, but less than 8	70%
At least 8, but less than 9	80%
At least 9, but less than 10	90%
10 years or more	100%

If a Participant has a Separation from Service for Cause, such Participant shall be entitled to no portion of his account balance under this Plan.

3.2           Commencement of Payments.  Subject to any delay in payment required by Section 3.4, the nonforfeitable portion of the Participant’s account determined under Section 3.1, adjusted for the assumed rate of earnings in the manner described in Section 2.3 (including periods after the Participant’s Separation from Service), shall be paid, or if so elected pursuant to Section 3.3, the first annual installment of such portion shall be paid, to the Participant, as soon as administratively feasible following the six month anniversary of the Participant’s Separation from Service (the “six-month date”), but in any event on or before the sixtieth day after the six-month date.  If the Participant has elected to receive annual installments, the second annual installment shall be paid on or before the sixtieth day following the first year anniversary date of the six-month date, and all future annual installments shall be paid on or before the sixtieth day following future annual anniversary dates of the six-month date.

3.3           Schedule of Payments.  Subject to any qualifying subsequent election to change the form of payment as provided in Section 3.4, the nonforfeitable portion of the Participant’s account determined under Section 3.1, adjusted each Plan Year (including periods after any annual installment payments begin) for the assumed rate of earnings in the manner described in Section 2.3 and reduced for annual installments previously paid under the Plan, shall be payable in one of the forms described in the following sentence as elected by the Participant prior to the first day of the first Plan Year for which he commences participation pursuant to Section 2.1 and shall commence being paid on the date determined pursuant to Section 3.2.  The forms available for payment hereunder are the following:  (a) a single lump sum payment or (b) annual installments over a period of 5, 10, 15, 20 or 25 years.  If a Participant fails to designate a payment schedule in accordance with this Section prior to the first day of the first Plan Year for which he commences participation pursuant to Section 2.1 or such earlier date as designated by the Company, the nonforfeitable portion of his account shall be paid in annual installments for a period of ten years commencing in accordance with Section 3.2.

Notwithstanding the foregoing, any employee who has commenced participation in the Plan prior to January 1, 2006 shall be permitted to make a new election in 2005 to change the form of payment of his account in accordance with this Section 3.3, subject to the rules and procedures established by the Committee and all requirements of Section 409A of the Code and U.S. Treasury Department guidance provided thereunder.  If such employee fails to make a new election in 2005, his original election made at the time he first became a Participant in this Plan (or if he has not made an affirmative election, the default election of annual installments for a period of ten years, as described in the preceding paragraph) shall be controlling.

Notwithstanding anything contained herein to the contrary, in the event that the Participant owes any amount to an Employer (an “Obligation”), the payments due hereunder shall be used to offset any Obligation in accordance with the payment schedule selected by the Participant.  Any amounts not used to offset an Obligation shall be paid to the Participant or his Beneficiary in accordance with such schedule.

3.4           Subsequent Election to Change the Form of Payment.  A Participant shall be permitted to make a one-time irrevocable subsequent election to change the form of payment; provided, however, that (a) such election shall not be effective until 12 months after the date on which the election is made; (b) the first payment with respect to which such election is made be deferred for a period of 5 years from the date such payment would otherwise have been made; and (c) such election may not be made less than 12 months prior to the date of the first scheduled payment.  Any subsequent election made pursuant to this Section 3.4 is subject to the rules and procedures established by the Company and all requirements of Section 409A of the Code and U.S. Treasury Department guidance provided thereunder.

3.5           Survivor Benefits.  Each Participant shall have the right to designate a Beneficiary or Beneficiaries (who may be designated contingently or successively, and which may be an entity other than a natural person) to receive the nonforfeitable portion of the Participant’s account as of the date of death of the Participant by executing and filing with the Company a Beneficiary designation form during the Participant’s lifetime.  The Participant may change or revoke any such designation by executing and filing with the Company a new Beneficiary designation form during the Participant’s lifetime.  If a Participant dies before payment of his account balance commences, his Beneficiary shall receive the nonforfeitable portion of his account balance determined under Section 3.1 (giving effect to the offset of any Obligation as provided in Section 3.3) in the form selected by the Participant for payment of his account.  If a Participant dies after payment of his account balance commences, his Beneficiary shall receive the remaining portion of the Participant’s account balance to which the Participant would have been entitled had he survived, payable in the same form as payments would have been made to the Participant had he survived.

3.6           Distributions to Minor and Disabled Persons.  If a distribution is to be made to a minor or to a person who, in the opinion of the Committee, is unable to manage his affairs by reason of illness, accident or mental incompetency, such distribution may be made to or for the benefit of any such person in such of the following ways as the Committee shall direct:  (a) directly to any such minor person if, in the opinion of the Committee, he is able to manage his affairs, (b) to the legal representative of any such person, (c) to a custodian under a Uniform Gifts to Minors Act for any such minor person, or (d) to some near relative of any such person to be used for the latter’s benefit.  Neither the Committee nor the Employer shall be required to see to the application by any third party of any distribution made to or for the benefit of a Participant or Beneficiary pursuant to this Section.  Any payment so made shall be in complete discharge of this Plan’s obligations to such individual.

3.7           Small Benefits Paid in Lump Sum.  Notwithstanding any provision in the Plan to the contrary, if the total of (a) the amount of a Participant’s account balance to be distributed under Article 3 and (b) all amounts of such Participant’s account balances to be distributed under other plans of deferred compensation required to be aggregated with this Plan pursuant to Treasury guidance under Section 409A of the Regulations is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code, such amounts shall be distributed in a lump sum payment, as soon as administratively feasible following the six month anniversary of the Participant’s Separation from Service, but in any event on or before the sixtieth day after such anniversary.

SECTION 4

GENERAL PROVISIONS

4.1           Employment Rights.  This Plan shall not be construed to give any Participant the right to be retained in the employ of any Employer nor any right to benefits not specifically provided for in this Plan.

4.2           Rights Not Secured.  All payments to be made pursuant to this Plan shall be an obligation of the general assets of the Employers, and no Employer shall be required to segregate any of its assets in order to provide for the satisfaction of the obligations hereunder or to make any investment of assets.  Although the amounts credited to each Participant’s account shall be reflected in the Employers’ accounting records, this Plan shall not be construed to create a trust, custodial, or escrow account nor shall the Participant have any right, title, or interest in any specific investment reserves, accounts, funds or a trust that any Employer may accumulate or establish to aid it in providing benefits under this Plan.  Nothing contained in this Plan shall create a trust or fiduciary relationship between any Employer and any Participant or Beneficiary.  Neither a Participant nor his Beneficiary shall acquire any interest greater than that of an unsecured creditor.

4.3           Administration.  This Plan shall be administered by the Committee.  The Committee shall have the same rights and duties with respect to this Plan as the plan administrator of the TDS Successor Pension Plan has with respect to such plan.  The Committee will apply uniform rules to all Participants similarly situated.  The determination of the Committee as to any question arising under this Plan shall be final and binding upon all persons.  Benefits under this Plan shall be paid only if the Committee decides, in its sole discretion, that the Participant or Beneficiary is entitled to them.  The expenses of administering the Plan shall be borne by the Employers.  The Committee, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense which is to be borne by the Company or a particular Employer.

4.4           Effect on Other Plans.  Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of any qualified plan maintained by any Employer.

4.5           Interests Not Transferable.  Except as provided in Section 3.3 with respect to an Obligation, the interests of the Participants and their Beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned or encumbered in any way, including any assignment, division or awarding of property under state domestic relations law (including community property law).

4.6           Adoption by Employers.  Any corporation which is or becomes an “Employer” under the TDS Successor Pension Plan may, with the consent of the Company, become an Employer in this Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the first Plan Year for which this Plan shall be effective in respect of the employees of such corporation.

4.7           Tax Liability.  An Employer may withhold from any payment under this Plan any taxes required to be withheld plus such sums as such Employer may reasonably estimate to be necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payment.  Appropriate amounts shall be withheld from any payment made under this Plan or from a Participant’s compensation as may be required for purposes of complying with Federal, state, local or other tax withholding requirements applicable to the benefits provided under this Plan.

4.8           Controlling Law.  The law of Illinois and, where applicable, the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall be controlling in all matters relating to the Plan.

4.9           Application of ERISA.  This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Department of Labor Regulation § 2520.104-23.  Any payments hereunder shall be made out of the general assets of the Company and the Employers, and the claims of Participants shall be solely those of unsecured, general creditors of the Company and the Employers.

4.10         Compliance With Section 409A of Code.  This Plan is intended to comply with the provisions of Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004, and shall be interpreted and construed accordingly.  The Company shall have the sole discretion and authority to amend or terminate this Plan, unilaterally and at any time, to satisfy any requirements of Section 409A of the Code or related guidance provided by the U.S. Treasury Department.  Notwithstanding the foregoing, under no circumstance shall the Employers be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant, Beneficiary or other person due to any failure to comply with Section 409A of the Code.

SECTION 5

CLAIMS PROCEDURE

If any Participant or Beneficiary believes he is entitled to benefits in an amount greater than those which he is receiving or has received, he may file a claim with the Benefits Department.  Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed and the address of the claimant.  The Benefits Department shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of its decision with respect to the claim.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days.  The notice sent by the Benefits Department shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under this Plan.  The Benefits Department shall also advise the claimant that he or his duly authorized representative may request a review by the Committee of the denial by filing with the Committee within 60 days after notice of the denial has been received by the claimant, a written request for such review.  The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the Committee within the same 60-day period.  If a request is so filed, review of the denial shall be made by the Committee and the claimant shall be given written notice of the Committee’s final decision within 60 days after receipt of such request, unless special circumstances require an extension of time.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days.  The notice of the Committee’s final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner calculated to be understood by the claimant and shall notify the claimant of his right to bring a civil action under Section 502(a) of ERISA.

SECTION 6

AMENDMENT AND TERMINATION

6.1           Amendment.  The Company expressly reserves the exclusive right, retroactively to the extent permitted by law, to amend the Plan at any time by written approval of any two of the following officers of the Company:  Chief Executive Officer, Chief Financial Officer or Vice President Human Resources.  Except as provided in Section 4.10, no such amendment shall reduce or otherwise adversely affect the rights of Participants or Beneficiaries with respect to amounts accrued hereunder as of the date of such amendment.

6.2           Termination.  Although the Company expects to continue this Plan indefinitely, it must necessarily reserve the right to terminate this Plan at any time by a resolution duly adopted by its board of directors.  Upon a termination of this Plan, Participant accounts shall be paid to Participants and designated Beneficiaries pursuant to the terms of the Plan and the Participant’s elections thereunder.  Notwithstanding the foregoing, the board of directors of the Company may, in its discretion, terminate the Plan and accelerate the payment of all accounts if and to the extent permissible under Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed on _____________, by its duly authorized officer to be effective as of January 1, 2009.

TELEPHONE AND DATA SYSTEMS, INC.

By:
LeRoy T. Carlson, Jr.
President and Chief Executive Officer